Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 02

Table of Contents

Table of Contents		1
1.	PURPOSE	2
2.	SCOPE	2
3.	RESPONSIBILITY	2
4.	ABBREVIATIONS AND DEFINITIONS	2
5.	POLICY	4
6.	DOCUMENT REVISION HISTORY	9
7.	DOCUMENT(S) REPLACED	9
8.	APPENDICES	9

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 02

1. Purpose

This policy is intended to prevent improper trading in any Securities of I-MAB or in Securities of I-MAB's business partners. It is also intended to provide guidelines to ensure that all directors, officers, and employees of I-MAB and its subsidiaries and affiliated entities (collectively, "the Company") act in accordance with the laws and regulations applicable for prevention of insider trading. It is the policy of the Company to comply with all insider trading laws and regulations.

2. Scope

This policy applies to all directors, officers, employees, and agents of the Company.

3. Responsibility

Finance will communicate the Insider Trader Policy to all in-scope parties and administer the preclearance process.

4. Abbreviations and Definitions

The following are the abbreviations and definitions as used in this document:

4.1. Blackout Periods. A specified period during which the identified directors, officers, and employees of the Company are prohibited from transacting in the Company's Securities. Blackout Periods are the Company's internal policy which supplements the regulations and rules regarding Insider Trading.

4.2. Material Non-Public Information. Information about the Company is "Material” if it could be reasonably expected to affect the investment or voting decisions of a shareholder or investor, or if the disclosure of the information could be reasonably expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, Material Information is any type of information that could be reasonably expected to affect the market price of the Company's securities. Both positive and negative information may be Material. While it is not possible to identify all information that would be deemed "Material”, the following items are types of information that should be considered carefully to determine whether they are material.

• Information related to filings by the Company or decisions by regulatory authorities regarding the Company's drug candidates;

• Information related to clinical trials or the expected timing of announcing the results of such trials;

• Projections of future earnings or losses, or other earnings guidance;

• Earnings or revenue that are inconsistent with the consensus expectations of the

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 02

investment community;

• Potential restatements of the Company's financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor's audit report;

• Pending or proposed strategic transactions, mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;

• Changes in management or the Board;

• Actual or threatened litigation or governmental investigations or major developments in such matters;

• Developments regarding drug candidates, customers, suppliers, orders, contracts or financing sources (e.g., the entering into or termination of a contract;)

• Changes in dividend policy, declarations of share splits, or public or private sales of additional securities;

• Potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and

• Bankruptcies or receiverships.

The U.S. Securities and Exchange Commission (the "SEC") has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company's securities.

Material information is "Non-public" if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses Material Non-public Information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company's public release of the information (i.e., if information is disclosed after trading begins on Monday, the information will not be considered public until after the close of trading on Tuesday).

4.3. Insider. Any person who has regular access to Material Non-Public Information relating to IMAB Securities. In I-MAB, Deemed Insiders include all Directors and Officers as defined in the Company's Form 20-F, employees of the Company and/or its subsidiaries at the level of VP or above, members of the company's accounting, finance or investor relation teams. The prohibitions outlined in this Insider Trading Policy also apply to your family members who reside with you, including your spouse, minor children, anyone else living in your home, any

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 02

family members who do not live in your home but whose transactions in Company securities or securities of the companies with which it does business are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any entities under your control. The Company will hold you responsible for the conduct of these other persons or entities. Therefore, you should make them aware of the need to confer with you before they trade in the Company's securities or, if applicable, securities of the companies with which it does business.

4.4. Deemed Insider. Any person who has regular access to Material Non-Public Information relating to IMAB Securities. In I-MAB, Deemed Insiders include all Directors and Officers as defined in the Company's Form 20-F, employees of the Company and/or its subsidiaries at the level of VP or above, members of the company's accounting, finance or investor relation teams.

The prohibitions outlined in this Insider Trading Policy also apply to your family members who reside with you, including your spouse, minor children, anyone else living in your home, any family members who do not live in your home but whose transactions in Company securities or securities of the companies with which it does business are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any entities under your control. The Company will hold you responsible for the conduct of these other persons or entities. Therefore, you should make them aware of the need to confer with you before they trade in the Company's securities or, if applicable, securities of the companies with which it does business.

4.5. Insider Trading. Buying or selling a security while in possession of Material Non-Public Information.

4.6. SEC. United States Securities and Exchange Commission

4.7. Securities. Any kind of notes, stocks, security future, bond, debenture, ordinary shares, American Depositary Shares (or ADRs), options, employee savings plans holding shares, or other securities of the Company.

5. Policy

5.1. Trading and Tipping Prohibitions. Any I-MAB directors, officers and employees in possession of Material Non-Public Information is obliged, as an Insider, to comply with the applicable laws and regulations on Insider Trading. Hence an Insider is bound by a duty to prohibit any transaction on I-MAB Securities so long as Material Non-Public Information is not made public. Insiders owe also to I-MAB a duty of confidentiality in respect of such Material Non-Public Information. Disclosing Material Non-Public Information, recommending

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 02

buying or selling Securities on the basis of such Material Non-Public Information and tipping are also prohibited.

5.2. Blackout Periods. I-MAB applies certain Blackout Periods preceding the publication of financial results, or Material NonPublic Information to reduce the risk of inadvertent Insider Trading by the Insiders. If a Blackout Period applies to I-MAB directors, officers or employees, such person will be informed of this once the dates for the publication of financial results, or Material Non-public Information are established. Please refer to the following table for details of Blackout Periods.

Type of Blackout Period	Start From	End At	Apply To
Blackout Period preceding the publication of financial results	20 trading days before the date of the public release of the Company’s financial results (20-F or 6-K)	The closing of the 2nd trading day following the date of the public release of the Company’s financial results	All I-MAB employees, consultants, and Deemed Insiders
Blackout Period issued by Management due to current or future activities of the business	Communicated by the Chief Financial Officer

5.3. Prohibited Transactions. When you know or are in possession of Material Non-Public information about the Company, you generally are prohibited from the following activities:

• Trading in the Company's securities, which includes ordinary shares, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company's securities or an opportunity, direct or indirect, to profit from any change in the value of the Company's securities. "Trading" includes , any acquisition, disposal or transfer of, or offer to acquire, dispose of or transfer, or creation of pledge, charge or any other security interest in, any securities of the Company or any entity

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 02

whose assets solely or substantially comprise securities of the Company, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer securities, or any interest in securities, of the Company or any such entity, in each case whether or not for consideration and any agreements to do any of the foregoing, and "trade" shall be construed accordingly;

• Having others trade for you in the Company's securities;

• Giving trading advice of any kind about the Company except that you should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and

• Disclosing the Material Non-Public information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the Company's securities when you are aware of Material Non-Public information (these practices are known as "tipping").

As noted above, for purposes of this Insider Trading Policy, trading securities excludes the acceptance of options or other share-based awards granted by the Company and the exercise of options or vesting of other share-based awards that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to this Insider Trading Policy.

This Insider Trading Policy and the guidelines described herein also apply to Material Non-Public information relating to other companies, including the Company’s partners, customers and suppliers ("Business Partners"), particularly when that information is obtained in the course of employment with, or other services performed by, or on behalf of, the Company. Civil and criminal penalties, and discipline, including termination of employment for cause, may result from trading on Material Non-Public Information regarding the Company's Business Partners. Everyone should treat Material NonPublic Information about the Company's Business Partners with the same care required with respect to information related directly to the Company.

5.4. Specific Rules. Insider Trading rules should be taken into account for any portfolio switching between units of investment funds exclusively invested in I-MAB securities and other types of plan asset. This Insider Trading Policy applies to the use of outstanding Company securities to constitute part or all of the exercise price of an option or warrant, any sale of shares as part of a broker-assisted cashless exercise of an option or warrant, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or warrant or the withholding tax due upon vesting of restricted shares or restricted share units.

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 02

5.5. Preclearance. For Deemed Insiders, any purchase or sale orders involving any ADSs, ordinary shares or other securities of the Company on the open market or by private transactions, or a combination of the foregoing, or entering into a binding security trading plan must be pre-cleared by the Company's CFO. To complete the preclearance process, participants first email the Company’s dedicated mailbox (pre-clearance@imabbio.com), notifying the Company of their intent to transact in the Company’s securities. The participant should utilize the following template when submitting their request:

I, employee name (employee ID), am writing to request a nominee share sale referring to my ADSs held under the Vested Share Award.

Transaction details as below:

Request Date & Time
Sale units (in ADS)
Order type

I confirm that I understand and agree to submit the online sale order with exact details matched with the approval result provided by I-Mab, if the order is approved/partially approved.

If approval is granted, the participant has two days from the preclearance approval date to execute the trade.

For I-MAB's officers, employees, consultants and agents other than Deemed Insiders, any purchase or sale orders involving any ADSs, ordinary shares or other securities of the Company or entering a binding security trading plan are not allowed while in possession of Material Non-public Information relating to the Company or its ADSs, ordinary shares or other securities. If you are uncertain on the pending trading of the Company's ADSs, ordinary shares or other securities, or any written trading plans, please contact the Company’s CFO for pre-clearance.

5.6. Confidentiality. No director, officer, employee, consultant or agent of the Company may communicate any Material Non-Public Information to anyone outside the Company under any circumstances unless approved by the Company’s CFO in advance, or to anyone within the Company other than on a need-to-know basis. No director, officer, employee, consultant or agent of the Company may discuss any internal matters or developments of the Company with anyone outside the Company, except as required for the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, research analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the Company's CFO, who is responsible for coordinating and overseeing the release

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 02

of information of the Company to the investing public, analysts and others in compliance with applicable laws and regulations.

5.7. Responsibilities. Directors, officers, employees, consultants and agents of the Company may create, use or have access to Material Non-Public Information about the Company, or a company with which it does business, that is not generally available to the investing public. Everyone has an important ethical and legal obligation to maintain the confidentiality of such information and not to engage in any transactions in the Company's securities or, if applicable, securities of the companies with which they do business while in possession of Material Non-Public Information. Each individual and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of or trading in the Company's securities or, if applicable, securities of the companies with which it does business while in possession of Material Non-Public Information. Each director, officer, employee, consultant or agent of the Company understands that the responsibility for determining whether he or she possesses Material Non-Public Information rests with such individual and that pre-approval of a transaction does not constitute legal advice or insulate such individual from liability under the securities laws.

Penalties for trading on or tipping Material Non-Public Information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The SEC and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the U.S. federal securities laws include:

• Administrative sanctions;

• Sanctions by self-regulatory organizations in the securities industry;

• Civil injunctions;

• Damage awards to private plaintiffs;

• Disgorgement of profits gained by the violator;

• Civil fines for the violator of up to three times the amount of profit gained or loss avoided by the violator;

• Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

• Criminal fines for individual violators of up to US $5,000,000(US $25,000,000for an entity); and Jail sentences of up to 20 years.

Exhibit 11.2

POLICY
Document Title: Insider Trading Policy
Document Number: POL-0019	Revision Number: 02

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

If Material Non-Public Information is inadvertently disclosed by any director, officer, employee, consultant or agent to a person outside the Company who is not obligated to keep the information confidential you should immediately report all the facts to the Company’s CFO, so that the Company may take appropriate remedial action. Under SEC rules, the Company generally has only 24 hours after learning of an inadvertent disclosure of Material Non-Public Information to publicly disclose such information.

6. Document Revision History

N/A

7. Document(s) Replaced

COR-POL-006

8. Appendices

Every director, officer, employee, and agent of the Company must review this Policy, and when requested by the Company, must execute and return the Certificate of Compliance attached hereto to the CFO of the Company within seven (7) days after receiving the request. Questions regarding this Policy should be directed to the CFO by e-mail at pre-clearance@imabbio.com.